Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to inclusion in Amendment No. 2 to the Registration Statement on Form SB-2 of AmericasBank Corp. (File
Number 333-130542) of our report dated February 9, 2005 (except for Note 2 as to which the date is November 3, 2005), relating to the consolidated balance sheets of AmericasBank Corp. and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended.

We also consent to reference to our firm under the heading “Experts” in Amendment No. 2 to the Registration Statement on
Form SB-2.

/s/ Rowles & Company LLP

Baltimore, Maryland

February 10, 2006